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Exhibit 99.1

Media Inquiries:	Hejdi Feick/Kurt Kadatz (403) 920-7859
Unitholder and Analyst Inquiries:	David Moneta/Debbie Stein (877) 290-2772

        NewsRelease

TC PipeLines, LP Announces 2004 Second Quarter Results

        CALGARY, Alberta — July 26, 2004 — (Nasdaq: TCLP) — TC PipeLines, LP (the Partnership) today reported second quarter 2004 net income of $13.6 million or $0.74 per unit (all amounts in U.S. dollars) compared to $12.0 million or $0.66 per unit in second quarter 2003. For the six months ended June 30, 2004, the Partnership reported net income of $27.3 million or $1.49 per unit compared to $23.9 million or $1.32 per unit for the same period last year.

        Cash generated in the second quarter of 2004, including $4.4 million of cash distributed from Northern Border Pipeline classified as a return of capital, increased $7.6 million to $18.5 million compared to $10.9 million in 2003. For the six months ended June 30, 2004, cash generated, including return of capital from Northern Border Pipeline, amounted to $33.9 million, an increase of $9.5 million compared to $24.4 million for the same period last year. This increase is primarily due to higher cash distributions from Northern Border Pipeline compared to the prior year, reflecting the impact of the change in its cash distribution policy effective January 1, 2004, as well as the negative impact to the second quarter 2003 cash distributions resulting from the refunds paid by Northern Border Pipeline to its shippers for electricity costs that had previously been collected through company use gas provision.

        "We are very pleased with the increase in income and cash flow relative to the same period last year," said Ron Turner, president and chief executive officer of the general partner, TC PipeLines GP, Inc. "This continuing solid financial performance of our pipeline investments has underpinned our fifth quarterly cash distribution increase in as many years." On July 20, 2004, the Partnership announced an increase in its second quarter cash distribution by $0.025 per unit to $0.575 per unit.

Financial Highlights

	Three months ended June 30		Six months ended June 30
	2004	2003	2004	2003
	(unaudited) (millions of dollars except per unit amounts)
Net income	13.6	12.0	27.3	23.9
Per unit(1)	$0.74	$0.66	$1.49	$1.32
Cash generated from operations	14.1	10.9	27.5	24.4
Return of capital from Northern Border Pipeline	4.4	—	6.4	—
Cash distributions paid	10.2	9.6	20.3	19.2
Cash distributions declared per unit(2)	$0.575	$0.55	$1.125	$1.075
Units Outstanding (millions)	17.5	17.5	17.5	17.5
(1)
Net Income per unit is computed by dividing net income, after deduction of the general partner's allocation, by the number of common and subordinated units outstanding. The general partner's allocation is computed based upon the general partner's 2% interest plus an amount equal to incentive distributions.

(2)
The Partnership's 2004 second quarter cash distribution will be paid on August 13, 2004 to unitholders of record as of July 30, 2004.

Net Income

        The Partnership reported second quarter 2004 net income of $13.6 million or $0.74 per unit, an increase of $1.6 million compared to $12.0 million or $0.66 per unit in second quarter 2003.

        Equity income from Northern Border Pipeline was $12.4 million in second quarter 2004 compared to $11.3 million in the same quarter of 2003. The increase is attributable to higher revenues and lower interest costs. The increase in revenues reflects Northern Border Pipeline's ability to generate and retain more revenues from the sale of short-term capacity and additional transportation services. The reduction in interest costs is primarily due to a lower average long-term debt balance. Equity income from Tuscarora amounted to $1.8 million in second quarter 2004 compared to $1.2 million for second quarter 2003. The increase was primarily due to revenues from long-term firm transportation contracts, which commenced in November 2003, related to Tuscarora's 2002 expansion.

        The Partnership's second quarter 2004 general and administrative expenses and financial charges of $0.5 million and $0.1 million, respectively, approximate those of the same period last year.

Cash Flow

        The Partnership reported second quarter 2004 cash generated from operations of $14.1 million compared to $10.9 million for second quarter 2003. When including the portion of the cash distribution from Northern Border Pipeline reported as a return of capital, cash generated increased to $18.5 million in 2004.

        In second quarter 2004, the Partnership received a cash distribution from Northern Border Pipeline of $16.8 million compared to $9.8 million in second quarter 2003, an increase of $7.0 million. In second quarter 2003, Northern Border Pipeline refunded its customers for electricity costs that had previously been collected through company use gas provisions. This reduced the cash distribution to the Partnership by approximately $3 million. The balance of the increase in the second quarter 2004 distribution is mainly due to a change in Northern Border Pipeline's cash distribution policy effective January 1, 2004. Under this new policy, cash distributions are based upon 100 per cent of distributable cash flow calculated as earnings before interest, taxes, depreciation and amortization less interest and maintenance capital expenditures as reported in Northern Border Pipeline's financial statements.

        Current accounting practice requires the classification of cumulative cash distributions in excess of cumulative equity earnings to be reported as a return of capital. In second quarter 2004, distributions from Northern Border Pipeline exceeded equity earnings to the Partnership by $4.4 million.

        Cash distributions from Tuscarora for the second quarter 2004 were $2.1 million, an increase of $0.5 million relative to second quarter 2003. This increase is due to higher revenues from long-term firm transportation contracts, which commenced in November 2003, related to Tuscarora's 2002 expansion.

        In the second quarter 2004, the Partnership contributed $19.5 million to Northern Border Pipeline representing its 30 per cent share of a $65.0 million cash call issued by Northern Border Pipeline to its partners on April 27, 2004. This contribution is in addition to a cash call for the same amount issued by Northern Border Pipeline in January, 2004. The funds were used by Northern Border Pipeline to repay a portion of its existing indebtedness. The Partnership's contribution was funded by drawing on its credit facilities and cash from operations.

        During second quarter 2004, the Partnership paid an aggregate $10.2 million of cash distributions to unitholders and its general partner, compared to $9.6 million in second quarter 2003. This cash distribution, on a per unit basis, represents $0.55 per unit in second quarter 2004, as compared to $0.525 per unit in second quarter 2003, as well as the general partner interest including incentive distributions.

Conference Call

        The Partnership will hold a conference call Tuesday, July 27, 2004 at 12 p.m. (Eastern). Ron Turner, president and chief executive officer of the general partner, will discuss the second quarter 2004 financial results and general developments and issues concerning the Partnership. Those interested in listening to the call may dial (800) 387-6216. A replay of the conference call will also be available two hours after the call and until midnight (Eastern), August 3, 2004 by dialing (800) 408-3053, then entering pass code 3079399.

        A live webcast of the conference call will also be available through the Partnership's website at www.tcpipelineslp.com. An audio replay of the call will be maintained on the website.

        TC PipeLines, LP is a publicly traded limited partnership. It owns a 30 per cent interest in Northern Border Pipeline Company, a Texas general partnership, and a 49 per cent interest in Tuscarora Gas Transmission Company, a Nevada general partnership. Northern Border Pipeline, which is owned 70 per cent by Northern Border Partners, L.P., a publicly traded master limited partnership controlled by affiliates of Enron Corp., owns a 1,249-mile United States interstate pipeline system that transports natural gas from the Montana-Saskatchewan border to markets in the midwestern United States. Tuscarora owns a 240-mile United States interstate pipeline system that transports natural gas from Oregon, where it interconnects with facilities of Gas Transmission Northwest Corporation, to northern Nevada. TC PipeLines, LP is managed by its general partner, TC PipeLines GP, Inc., an indirect wholly owned subsidiary of TransCanada Corporation. Subsidiaries of TransCanada also hold common and subordinated units of the Partnership. Common units of TC PipeLines, LP are quoted on the Nasdaq Stock Market and trade under the symbol "TCLP". For more information about TC PipeLines, LP, visit the Partnership's Internet site at www.tcpipelineslp.com.

Cautionary Statement Regarding Forward Looking Information

        This news release includes forward-looking statements regarding future events and the future financial performance of TC PipeLines, LP. Words such as "believes", "expects", "intends", "forecasts", "projects", and similar expressions, identify forward-looking statements. All forward-looking statements are based on the Partnership's current beliefs as well as assumptions made by and information currently available to the Partnership. These statements reflect the Partnership's current views with respect to future events. Important factors that could cause actual results to materially differ from the Partnership's current expectations include regulatory decisions, particularly those of the Federal Energy Regulatory Commission, the Securities and Exchange Commission, majority control of the Northern Border Pipeline management committee by affiliates of Enron Corp., which has filed for bankruptcy protection, the failure of a shipper on either one of the Partnership's pipelines to perform its contractual obligations, cost of acquisitions, future demand for natural gas, overcapacity in the industry, and other risks inherent in the transportation of natural gas as discussed in the Partnership's filings with the Securities and Exchange Commission, including the Partnership's Annual Report on Form 10-K for the year ended December 31, 2003.

TC PIPELINES, LP

FINANCIAL HIGHLIGHTS

Statement of Income

	Three months ended June 30		Six months ended June 30
	2004	2003	2004	2003
	(unaudited) (millions of U.S. dollars except per unit amounts)
Equity income from Investment in Northern Border Pipeline(1)	12.4	11.3	24.9	22.3
Equity income from Investment in Tuscarora(2)	1.8	1.2	3.6	2.5
General and Administrative Expenses	(0.5)	(0.4)	(1.0)	(0.8)
Financial Charges	(0.1)	(0.1)	(0.2)	(0.1)

Net Income	13.6	12.0	27.3	23.9

Net Income per Unit	$0.74	$0.66	$1.49	$1.32

Units Outstanding (millions)	17.5	17.5	17.5	17.5

Balance Sheet

	June 30, 2004	December 31, 2003
	(unaudited)	(audited)
	(millions of U.S. dollars)
ASSETS
Cash	2.1	7.5
Investment in Northern Border Pipeline(1)	273.1	240.7
Investment in Tuscarora(2)	39.9	39.9

	315.1	288.1

LIABILITIES AND PARTNERS' EQUITY
Accounts Payable	0.9	0.6
Current portion of long-term debt	—	5.5
Long-Term Debt	25.5	—
Partners' Equity	288.7	282.0

	315.1	288.1

Cash Flow Information

	Three months ended June 30		Six months ended June 30
	2004	2003	2004	2003
	(unaudited) (millions of U.S. dollars)
Cash Generated From Operations
Distributions received from equity investments
Northern Border Pipeline Company	12.4	9.8	24.9	22.3
Tuscarora Gas Transmission Company	2.1	1.6	3.6	3.1
Changes in Working Capital and Other	(0.4)	(0.5)	(1.0)	(1.0)

	14.1	10.9	27.5	24.4
Return of capital from Northern Border Pipeline Company	4.4	—	6.4	—
Investment in Northern Border Pipeline Company	(19.5)	—	(39.0)	—
Investment in Tuscarora Gas Transmission Company	—	—	—	(3.3)
Distributions paid	(10.2)	(9.6)	(20.3)	(19.2)
Long-term debt issued/(repaid)	11.0	(3.0)	20.0	(6.0)

Decrease in Cash	(0.2)	(1.7)	(5.4)	(4.1)

(1)    Northern Border Pipeline Company

TC PipeLines holds a 30 per cent general partner interest in Northern Border Pipeline Company. Summarized operating and financial information of Northern Border Pipeline for the three and six months ended June 30, 2004 and 2003 and as at June 30, 2004 and December 31, 2003 is as follows:

	Three months ended June 30		Six months ended June 30
(unaudited)
	2004	2003	2004	2003
Operating Results
Gas Delivered (million cubic feet)	208,953	211,125	427,277	421,148
Average Throughput (million cubic feet per day)	2,359	2,384	2,415	2,395
Financial Results (millions of U.S. dollars)
Operating Revenue	81.5	80.7	164.8	160.6
Operating Expenses
Operations and Maintenance	9.7	10.4	18.8	19.3
Depreciation and Amortization	14.6	14.4	29.1	28.9
Taxes other than Income	6.4	7.0	14.3	14.8

Total Operating Expenses	30.7	31.8	62.2	63.0

Operating Income	50.8	48.9	102.6	97.6
Interest Expense, Net	(9.9)	(11.6)	(20.1)	(23.4)
Other Income	0.4	0.3	0.5	0.2

Net Income	41.3	37.6	83.0	74.4

Capital Expenditures (millions of U.S. dollars)
Maintenance	4.3	0.2	4.4	2.1
Growth	(0.1)	—	0.1	—
Summary Balance Sheet Data (millions of U.S. dollars)	June 30, 2004 (unaudited)	December 31, 2003 (audited)
Total Assets	1,659.4	1,691.3

Other Current Liabilities and Reserves and Deferred Credits	64.7	67.4
Long-Term Debt (including current maturities)	684.4	821.5
Partners' Capital	905.9	797.2
Accumulated Other Comprehensive Income	4.4	5.2

Total Liabilities and Partners' Equity	1,659.4	1,691.3

(3)    Tuscarora Gas Transmission Company

TC PipeLines holds a 49 per cent general partner interest in Tuscarora Gas Transmission Company. Summarized operating and financial information of Tuscarora for the three and six months ended June 30, 2004 and 2003 and as at June 30, 2004 and December 31, 2003 is as follows:

	Three months ended June 30		Six months ended June 30
(unaudited)
	2004	2003	2004	2003
Operating Results
Gas Delivered (million cubic feet)	4,306	3,131	12,231	8,884
Average Throughput (million cubic feet per day)	47	34	51	49
Financial Results (millions of U.S. dollars)
Operating Revenue	8.0	7.3	16.3	14.7
Operating Expenses
Operations and Maintenance	0.9	0.9	1.8	1.8
Depreciation and Amortization	1.5	1.6	3.1	3.2
Taxes other than Income	0.3	0.4	0.6	0.7

Total Operating Expenses	2.7	2.9	5.5	5.7

Operating Income	5.3	4.4	10.8	9.0
Interest Expense, Net	(1.6)	(1.7)	(3.1)	(3.3)

Net Income	3.7	2.7	7.7	5.7

Capital Expenditures (millions of U.S. dollars)
Maintenance	—	—	0.1	—
Growth	0.1	0.4	0.2	0.6
Summary Balance Sheet Data (millions of U.S. dollars)	June 30, 2004 (unaudited)	December 31, 2003 (audited)
Total Assets	147.8	149.6

Other Current Liabilities and Reserves and Deferred Credits	2.2	2.1
Long-Term Debt (including current maturities)	83.1	85.4
Partners' Capital	62.4	62.0
Accumulated Other Comprehensive Income	0.1	0.1

Total Liabilities and Partners' Equity	147.8	149.6

3 Net income per unit is computed by dividing net income, after deduction of the general partner's allocation, by the number of common and subordinated units outstanding. The general partner's allocation is computed based upon the general partner's 2 per cent interest plus an amount equal to incentive distributions.

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  Exhibit 99.1
TC PipeLines, LP Announces 2004 Second Quarter Results